Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D-1 CONVERTIBLE PREFERRED STOCK

OF

PROVECTUS BIOPHARMACEUTICALS, INC.

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Provectus Biopharmaceuticals, Inc. (the “Company”), a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Company’s Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 17, 2021 and was subsequently amended by that certain Certificate of Amendment, dated March 13, 2022 (as amended, the “Certificate of Designation”).

SECOND: The Board of Directors of the Company, acting by unanimous written consent pursuant to Section 141 of the DGCL, duly adopted resolutions approving an increase to the number of shares of authorized preferred stock that would be designated as Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Convertible Preferred Stock”) and approving the form of this amendment to the Certificate of Designation set forth below:

RESOLVED, that the Certificate of Designation of the Company be amended as follows:

1. Designation and Number of Shares. One series of Preferred Stock is established and designated as Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Convertible Preferred Stock”). The number of shares constituting the Series D-1 Convertible Preferred Stock shall be 23,042,900 shares.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 21st day of June, 2024.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines
Chief Financial Officer